As filed with the Securities and Exchange Commission on September 9, 1999
                                                     Registration No. 333-80837
------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------


                              XYBERNAUT CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                                                  54-1799851
(State or other jurisdiction of                              (I.R.S. Employer
Incorporation or organization)                              Identification No.)

                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
        -----------------------------------------------------------------

                   (Address, including zip code, and telephone
             number, Including area code, of registrant's principal
                               executive offices)

                                Edward G. Newman
                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
        -----------------------------------------------------------------

            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000

                             -----------------------


         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




                         CALCULATION OF REGISTRATION FEE


                                                                   Proposed                Proposed
                                                                   Maximum                  Maximum             Amount of
         Title of Each Class              Amount to be          Offering Price             Aggregate           Registration
   of Securities to be Registered        Registered (1)           per Share             Offering Price             Fee
Common Stock, $.01 par value per
share................................        1,266,074  (2)            $3.33   (5)       $4,216,026.42          $1,172.05
Common Stock, $.01 par value per
share................................         75,000 (3)(4)            $4.648  (6)         $348,600                 96.91
Total Registration Fee..........................................................................................$1,268.96 (7)
=====================================

(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Includes 1,266,074 shares of common stock issuable upon conversion of 500 shares of series D preferred stock and 2,100 shares of series E preferred stock. The number of shares of common stock indicated to be issuable in connection with such transactions and offered for resale hereby is an estimate and is, based on a registration rights agreement among Xybernaut Corporation and the selling stockholders, 150% of the number of shares that would be issuable upon conversion of 500 shares of series D preferred stock and 2,000 shares of the series E preferred stock at a price of $4.11 and $2.907 per share, respectively, and is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by Xybernaut at this time, including, among others, the future market price of the common stock. If, however, all 500 shares of the series D preferred stock and the 2,100 shares of series E preferred stock were converted at the closing bid price of the common stock as reported by NASDAQ on June 7, 1999 ($3.31), the Company would be obligated to issue a total of 785,498 shares of common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock into which the series D and series E preferred stock will be converted. We are not registering additional shares of common stock which may result from price fluctuations and the operation of the conversion formulas of the preferred stock.

(3) Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by Xybernaut to the selling stockholders upon exercise the warrants. That number of shares is subject to adjustment under anti-dilution provisions included in the warrants covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions. We are not registering additional shares of common stock which may result from price fluctuations and the operation of exercise formulas of the warrants. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the warrants. See "Risk Factors -- Dilution"; and "Description of Securities."

(4) Pursuant to a registration rights agreement among Xybernaut and the selling stockholders, the number of shares represents 150% of the number of shares which would be issuable upon exercise of warrants to purchase 50,000 shares of common stock.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($3.33) of the bid ($3.31) and asked ($3.34) price on the Nasdaq SmallCap Market on June 7, 1999.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of
         (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(7) Paid with the original filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1999

PROSPECTUS
                                1,341,074 Shares

                              XYBERNAUT CORPORATION

         The stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale 1,341,074 shares of common stock of Xybernaut under this prospectus.

          The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."



                     NASDAQ SmallCap Market Symbol: "XYBR"

         On September 3, 1999, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $1.406.




         This investment involves a high degree of risk. You should carefully consider the factors described under the caption "risk factors" beginning on page 2 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





             The date of this prospectus is _________________, 1999

                                  RISK FACTORS

         Before you buy shares of our common stock, you should be aware that there are various risks associated with that purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us", before you decide to purchase shares of our common stock.



        Risks Associated with Our History of Losses and Future
                           Need for Capital

We have a history of losses and, if we do not achieve profitability, we may not be able to continue our business in the future.

         Our research, development, and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future.
We have incurred the following losses since 1994:




         Fiscal year ended:
             .  March 31, 1994                                $47,352
             .  March 31, 1995                             $1,303,892
             .  December 31, 1996                          $5,238,536
             .  December 31, 1997                          $9,479,966
             .  December 31, 1998                         $13,111,488

        . Six months ended June 30, 1999                   $9,359,916

The "going concern" qualification on the report of our independent accountants may reduce our ability to raise additional financing.

         The report of our independent accountants on our December 31, 1998 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern and our ability to meet our ongoing obligations. Our independent accountants cited our history of operating losses and our working capital deficit as factors which raised substantial doubt as to our ability to continue as a going concern. This "going concern" qualification may reduce our ability to raise additional financing.

We could be required to cut back or stop operations if we are unable to raise or obtain needed financing.

         The research, development, commercialization, manufacturing and marketing of our products will likely require financial resources which are significantly in excess of those presently available to us. If we are not able to arrange financing or other third party arrangements on acceptable terms, we may be unable to fully develop and commercialize any of our products.

         Risks Associated with the Industry in Which We Operate

Our future revenues and ability to produce new products depend substantially on the success of the Mobile Assistant Series(R).

         Our Mobile Assistant(R) Series currently consists of one product, the MA IV. The Mobile Assistant(R) Series is our principal product, and our success will depend upon its commercial acceptance, which cannot be assured. Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate.

We may have to lower prices or spend more money to effectively compete against companies with greater resources than us which could result in lower revenues and/or profits.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Norand and Interactive Solutions, Inc., a subsidiary of Teltronics, Inc., Raytheon and a consortium of Litton and TRW, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

Currency fluctuations, especially in the Japanese Yen, may significantly increase our expenses and affect our results of operations.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our expenses, earnings or assets when local currencies are translated into U.S. dollars. We are party to supplier arrangements with several companies in Japan, including Shimadeu and Sony Digital Products for the production of the MA IV system. The fees we pay to these companies are paid in Japanese Yen. Any strengthening of the value of the U.S. dollar against the Japanese Yen could result in an increase in our production expenses which, if substantial, could have a material adverse effect on our financial condition and results of operations.

            Risks Associated with Our Internal Operations and Policies

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon appreciation of the market price of your shares.

         We have never paid any dividends on our securities. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Xybernaut will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

Our computer systems may not recognize the year 2000 which may affect our computer systems and disrupt our business

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


         We have utilized both internal and external resources to test, preprogram or replace, as needed, our computing an communications hardware and software for Year 2000 modifications. Based on this evaluation, we have made modifications to our computer system and determined that these systems will be properly utilize dates beyond December 31, 1999. As such, we are compliant with the Year 2000 issue.

         As a result of the testing, we determined that our phone system is not Year 2000 compliant. This phone system was already scheduled for replacement during the second half of 1999 to add capacity, upgrade the telecommunications capabilities, and allow for better customer service. Replacement of the existing phone system with one that provides similar capabilities and Year 200 compliant is estimated to cost between $50,000 and $75,000. We expect to spend approximately $250,000 for the upgraded phone system. We are currently arranging for a leasing facility to finance the purchase of the phone system. Our estimate of the costs to remediate our Year 2000 issue related to our telephone system is based on presently available information. Outside of the phone system, the cost of testing and modifying our computer systems to obtain Year 2000 compliance was less than $10,000 in the aggregate.


         We have contacted all of our significant suppliers and large customers to determine the possible effect on our operations of their inability or failure to remediate their own Year 2000 Issue. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our operations. We have no exposure to contingencies related to the Year 2000 Issue for the products we have sold.

         Our estimates of the date of completion and cost of our Year 2000 project are based on our best estimates, which we derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs and completion date of our Year 2000 project could differ materially from our estimates due to the lack of availability and cost of personnel trained in this area, our ability to locate and correct all relevant computer codes, and similar uncertainties.


           Risks Which May Dilute the Value of Your Xybernaut Shares or
                      Limit the Effect of Their Voting Power

The price of our common stock is highly volatile.


         The price of our common stock is highly volatile. During the period from January 1, 1998 to September 3, 1998 the closing price of our common stock has ranged from a high of $8.50 to a low of $1.19. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

Our executive officers, directors and principal stockholders, together, can exercise control over all matters submitted to a vote of stockholders.

         As September 3, 1999, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 26% of our outstanding shares of common stock. These stockholders, if acting together, will be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

We have 7,853,132 shares reserved for future issuances which can substantially dilute the value of your Xybernaut common stock.

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of September 3, 1999, we had 7,853,132 shares of common stock reserved for possible future issuances upon conversion of outstanding convertible securities, options and warrants. Certain convertible securities, options and warrants are convertible into common stock at discounts from future market prices of the common stock. Such discounts could result in substantial dilution to existing holders of common stock. The sale of such common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.



         In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

Anti-takeover measures in our certificate of incorporation could adversely affect the voting power of the holders of the common stock.

         Our Certificate of Incorporation authorizes anti-takeover measures like the authority to issue "blank check" preferred stock and the staggered Board of Directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on such terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No.
0-19041) until all of the shares are sold:

          . Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

          . Quarterly Reports on Form 10-QSB for the periods ended March 31, 1999 and June 30, 1999; and

          . The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

          You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, (703) 631-6925. Attention:
John F. Moynahan.

          You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the shares.

         We will receive proceeds from the exercise, if any, of the warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

         As of September 3, 1999, we had issued and outstanding 23,318,576 shares of common stock. At that date, there were an additional 7,853,132 shares of common stock reserved for possible future issuances as follows:

         . options to purchase 2,047,700 shares at an exercise price between $1.37 and $7.31 per share. The shares underlying these options have not been registered under the Securities Act and will be deemed "restricted securities" when issued;

         . warrants to purchase 1,177,750 shares at an price between $1.76 and $18.00 per share. We have registered a total of 847,750 shares issuable upon exercise of these warrants. The balance of 330,000 will be deemed to be "restricted securities" when issued; and

         . 525,000 shares issuable upon conversion of 210,000 units. Each unit consists of one share of common stock and one redeemable warrant to purchase one share of common stock, at a price of $9.075 per unit. The unit is exercisable during a period of four years commencing July 18, 1996. The redeemable warrants included in the units are exercisable at $12.60 per share. We have registered the shares issuable upon exercise of the units under the Securities Act.

         . 4,102,682 shares issuable upon conversion of (a) 93.75 shares of series C convertible preferred stock, (b) 7,500 shares of series D convertible preferred stock, and (c) 2,100 shares of series E convertible preferred stock outstanding. All of those shares of common stock would be freely tradeable when issued, including 1,266,074 shares covered by this prospectus.

         During the terms of the outstanding options, redeemable warrants and the unit purchase option, we must give the holders the opportunity to profit from a rise in the market price of the common stock. The existence of the options, the redeemable warrants and the unit purchase option may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.


Dilution Effects of the Conversion of Outstanding Preferred Stock

         The outstanding series C, D and E preferred stock is convertible into common stock over time at the discretion of the holders. While the conversion timing, terms, conditions and formulas vary for each issue, if the holders of these preferred stock securities were able to fully convert their shares into common stock on September 3, 1999 and elected to do so, approximately 6,989,463 additional shares of common stock would be issued. In addition, you should note the following:

         . The outstanding convertible series C, D and E preferred securities are convertible at a floating rate based on a discount to the market price of the common stock. As a result, the lower the stock price around the time the holder converts, the more common shares the holder receives.

         . To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         . The significant downward pressure on the price of the common stock as the selling shareholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others. This could place further downward pressure on the price of the common stock.

         . The conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred may ultimately convert and sell the full amount issuable upon conversion. In this regard, even though each selling stockholder may not covert its preferred stock into more than 4.99% of the then outstanding common stock, this restriction does not prevent a selling stockholder from converting and selling some of its holding and then converting the rest of its holdings. In this way, an individual selling stockholder could sell more than 4.99% of the outstanding common stock while never holding more than 4.99% of the outstanding common stock at a time.

         The following table describes the amount of shares of our common stock into which the series D and E convertible preferred stock would have been convertible if the holders of these securities could have fully converted all of the series D and E convertible preferred stock on September 3, 1999 pursuant to the following market prices. This table also describes the percentages of our total outstanding common stock represented by the shares of common into which all of the Series D and E convertible preferred stock was convertible on September 3, 1999. For purposes of this table, we assume that the average of the three lowest closing market prices for a share of our common stock during the immediately preceding 20 day trading period before conversion was the same as the price per share in each of the respective rows of column one of the table and we also assume that the registration statement had been declared effective by September 3, 1999.




                                                                               Number of shares of     Percentage of our outstanding
                                                                                   common stock           common stock represented
                                                                                  issuable upon           by the shares of common
                                                                                conversion of the           stock issuable upon
   Percentage of market       Conversion      Conversion      Conversion        Series C, D and E      conversion of the Series C, D
  price per share of our       price for      price for        price for           convertible             and E preferred stock
       common stock            Series C        Series D        Series E          preferred stock            following conversion
      --------------           --------        --------        --------         -----------------          ---------------------
At $2.812 per share
(200% of the market
price at Sept. 3, 1999)         $2.812          $2.812          $2.643              3,495,032                      15.0%
At $2.461 per share
(175% of the market
price at Sept. 3, 1999)         $2.461          $2.461          $2.313              3,994,175                      17.1%
At $1.406 per share
(market price at Sept. 3,
1999)                           $1.406          $1.406          $1.322              6,989,463                      30.0%





                                                                               Number of shares of     Percentage of our outstanding
At $1.055 per share
(75% of market price at
Sept. 3, 1999)                  $1.055          $1.055          $0.991              9,320,353                      40.0%
At $0.703 per share             $0.703          $0.703          $0.661              13,978,925                     59.9%
(50% of market price at
Sept. 3, 1999)
--------------------------- --------------- --------------  ---------------  ------------------------ -----------------------------


                              SELLING STOCKHOLDERS

         The following table lists certain information regarding the selling stockholders' ownership of shares of our common stock as of September 3, 1999, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advises us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."


                                                                                                      Shares of Common
                                                                                                         Stock Owned
                                                                                                       after Offering
                                                                                                  -------------------------
                                                  Shares of
                                                   Common        Percentage of     Shares of
                                                 Stock Owned      Common Stock       Common
                                                   Prior to      Owned Prior to    Stock to be
                                                 Offering (1)     the Offering        Sold          Number      Percent
                                             -------------------------------------------------  ------------ ------------

Forest Avenue LLC (3)                               1,106,992 (1)      4.5%        1,106,992 (1)       0            *
Warwick Corporation (4)                               234,082 (2)      0.9%          234,082 (2)       0            *
 Total                                                  1,341,074      5.4%            1,341,074       0
                                                        =========      ====            =========       =


* Less than 1%

(1) Under the terms of a registration statement between Xybernaut and the selling stockholder, the number of shares registered for resale by the selling stockholder includes 150% of (a) 687,994 common stock issuable upon conversion of 2,000 shares of series E preferred stock and ; and (b) warrants to purchase 50,000 shares of common stock at an exercise price of $4.648 per share.

(2) Includes 150% of (a) 121,655 shares of common stock issuable upon conversion of 500 shares of series D preferred stock and (b) 34,400 shares issuable upon conversion of 100 shares of series E preferred stock.

(3) Navigator Management, a British Virgin Islands company, is the director of Forest Avenue LLC, a Cayman Islands entity. Mr. David Sims is the controlling person of Navigator Management and, therefore, the controlling person of Forest Avenue LLC.

(4)      Ms.  Dawn  Davies is the  director  and  controlling  person of Warwick
         Corporation.

     Other than being an investor in the private placement for the series E preferred stock, Forest Avenue LLC has not had any material relationship with us during the past three years. Warwick Corporation has not had any material relationship with us during the past three years.


     Other than as indicated above, the selling stockholders are not affiliated with us.

                            DESCRIPTION OF SECURITIES

General


     Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 6,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we have 23,318,576 shares of common stock, 93.75 shares of series C preferred stock, 7,500 shares of series D preferred stock and 2,100 shares of series E preferred stock issued and outstanding. We have reserved 7,853,132 shares of common stock for issuance upon conversion of the preferred stock and outstanding options and warrants.


Common Stock

     Voting

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Dividends

     Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose.

     Rights on Liquidation

     In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

     Pre-emptive or Redemption Rights

     Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

     The Board of Directors has the authority to issue up to 6,000,000 shares of preferred stock. The Board may issue the preferred stock from time to time in one or more series. The Board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the common stock.

     As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock. The series A and B preferred stock have been fully converted. There are no other shares of preferred stock outstanding, and we have no plans to issue any other shares of preferred stock.




Series C Preferred Stock

         On May 15, 1998, our board of directors authorized the issuance of a series of preferred stock consisting of 375 shares of series C preferred stock. Each share of series C preferred stock has a stated value, or "liquidation preference", of up to $1,000, which means that, in the event of a liquidation, dissolution or winding up of our company, for example, if we go bankrupt and all of our assets are sold, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series C preferred stock. The following is a brief description of key terms of the series C preferred stock.

         Dividends

         The holders of the series C preferred stock are entitled to receive, when and as declared by our board of directors, dividends at the rate of 5% of the liquidation preference per share per annum, and no more, payable, at the discretion of our board of directors, in common stock or cash. Dividends accrue on each share of series C preferred stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of our common stock or any other equity securities that are junior to the preferred stock as to the payment of dividends.

         Preferences on Liquidation

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of series C preferred stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount equal to the liquidation preference for each share of series C preferred stock owned by such holder, plus all accrued and unpaid dividends thereon to the date of payment. If upon liquidation, dissolution, or winding up, the assets available for distribution to our stockholders shall be insufficient to pay the holders of the series C preferred stock the full liquidation preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the series C preferred stock together with the holders of any other series of preferred stock ranking on a parity with the series C preferred stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of our assets shall be deemed to be a liquidation, dissolution or winding up of our company but the merger or consolidation of our company into or with another corporation or into or with our company, shall not be deemed to be a liquidation, winding up or dissolution of our company. The holders of series C preferred stock shall have no priority or preference with respect to distributions made by us in connection with the repurchase of shares of common stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between us and such persons.

         Conversion Rights

         The holders of series C preferred stock shall have the right to convert their shares into common stock as follows:

                  (i) prior to August 15, 1998, no shares of series C preferred stock may be converted;

                  (ii) beginning August 15, 1998, holders may convert up to 25% of the shares of series C preferred stock then outstanding; and

                  (iii) on November 15, 1998, February 15, 1999 and May 15, 1999, holders may convert up to an additional 25% the shares of series C preferred stock then outstanding, on a cumulative and pro rata basis.

         The number of shares of common stock into which each share of series C preferred stock may be converted shall be determined by dividing the liquidation preference, or $1,000, by an amount equal to the lesser of

                  (a) 100% of the average closing bid price of the common stock as reported on the Nasdaq SmallCap Market or any successor exchange in which the common stock is listed for the five trading days preceding the date on which the holder of the series C preferred stock has telecopied a notice of conversion to us, and

                  (b)      $4.00.

         In the event the shares of series C preferred stock are not converted within ten business days of receipt by us of a valid notice of conversion, we shall pay to the holder, by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to 1% per day of the purchase price of the shares of series C preferred stock to be converted which shall run from the initial conversion date and the holder has the option to withdraw the notice of conversion previously sent; provided, that we shall not be responsible for or required to pay such liquidated damages if such failure to convert was not caused by any actions or omissions of ours.

         No fractional shares of common stock shall be issued upon conversion of the series C preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the fair market value of the common stock on the conversion date, as determined by our board of directors. We shall not be obligated to issue certificates evidencing the shares of common stock issuable upon conversion unless either the certificates evidencing such shares of series C preferred stock are delivered to us or our transfer agent as provided above, or the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify us from any loss incurred by it in connection with such certificates.

         Upon any conversion of series C preferred stock, the shares of series C preferred stock that are converted shall not be reissued and shall not be considered outstanding for any purposes. Upon conversion of all of the then outstanding series C preferred stock, shares of series C preferred stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

         On May 15, 2000, the holders of the series C preferred stock shall be required to convert all of their outstanding shares of series C preferred stock into shares of common stock. Until converted, we shall be entitled to redeem shares of series C preferred stock in accordance with the certificate of designation, regardless of whether or not a notice of conversion has been received by us with respect to such shares.

         We shall at all times when any shares of series C preferred stock shall be outstanding, reserve and keep available out of our authorized but unissued stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of series C preferred stock.

         Redemption

         At any time after May 15, 1998, we may redeem up to 100% of the outstanding shares of the series C preferred stock at the applicable redemption price, provided, that (x) we shall have received a notice of conversion, and (y) the Conversion Price is below $3.40. We shall give written notice by telecopy, to the holder of series C preferred stock to be redeemed at least one business day after receipt of the notice of conversion prior to the date specified for redemption. Such notice shall state the redemption date, the redemption price, the number of shares of series C preferred stock of such holders to be redeemed and shall call upon such holders to surrender to us on the redemption date at the place designated in the notice such holders' redeemed stock. If fewer than all the outstanding shares of series C preferred stock are to be redeemed, the redemption shall be pro rata among the holders of series C preferred stock and subject to such other provisions as may be determined by our board of directors. The redemption date shall be no more than 10 days after receipt of written notice from us. If we fail to pay the redemption price on the redemption date, we shall pay to the holder a penalty in an amount in cash equal to 2% of the redemption price to be paid on such redemption date. If we fail to pay the redemption price on the redemption date, the holder shall have the right to convert the series C preferred stock previously presented to us and not redeemed. We shall have the right to redeem the series C preferred stock in any subsequent redemption; provided, however, that if we fail to pay the redemption price in a subsequent redemption within 10 days, we shall have the right to redeem the series C preferred stock thereafter only upon wiring the redemption price to the holders simultaneously with sending the notice of redemption. On or after the redemption date, the holders of shares of series C preferred stock called for redemption shall surrender the certificates evidencing the shares called for redemption to us at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price.

         We shall have the option to redeem all or a portion of all the outstanding shares of Series C Preferred Sock at a cash price equal to $3.40 multiplied by the number of shares the series C preferred stock would convert into on the date of redemption.

         From and after the redemption date (unless we have defaulted in duly paying the redemption price in which case all the rights of the holders of such shares shall continue), the holders of the shares of the series C preferred stock called for redemption shall cease to have any rights as stockholders of our company, except the right to receive, without interest, the redemption price thereof upon surrender of certificates representing the shares of series C preferred stock, and such shares shall not thereafter be transferred (except with our consent) on our books and shall not be deemed outstanding for any purpose whatsoever.

         There shall be no redemption of any shares of our series C preferred stock where such action would be in violation of applicable law.

         Voting Rights

         Except as otherwise required by law, the holders of the series C preferred stock shall not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

Series D Preferred Stock

         On March 8, 1999, our board of directors authorized the issuance of a series of preferred stock consisting of 10,500 shares of series D preferred stock. Each share of series D preferred stock has a stated value, or "liquidation preference", of up to $1,000, which means that, in the event of a liquidation, dissolution or winding up of our company, for example, if we go bankrupt and all of our assets are sold, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series D preferred stock. The following is a brief description of key terms of the series D preferred stock.

         Dividends

         The holders of series D preferred stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by our board of directors, dividends at the rate of 5% of the liquidation preference per share per annum, and no more, payable, at the discretion of our board of directors, only at conversion of the series D preferred stock into common stock in common stock or cash. Dividends accrue on each share of series D preferred stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of common stock or any other equity securities of ours that are junior to preferred stock as to the payment of dividends.

         Preferences on Liquidation

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company the holders of shares of series D preferred stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount equal to the liquidation preference for each share of series D preferred stock owned by such holder, plus all accrued and unpaid dividends thereon to the date of payment. If upon liquidation, dissolution, or winding up of our company our assets available for distribution to our stockholders shall be insufficient to pay the holders of the series D preferred stock the full liquidation preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the series D preferred stock together with the holders of any other series of preferred stock ranking on a parity with the series D preferred stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders thereof upon such distribution if all amounts payable on or with respect to said shares were paid in full. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of our assets shall be deemed to be a liquidation, dissolution or winding up of our company but the merger or consolidation of us into or with another corporation or into or with us, shall not be deemed to be a liquidation, winding up or dissolution of our company. The holders of series D preferred stock shall have no priority or preference with respect to distributions made by us in connection with the repurchase of shares of common stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between us and such persons.

         Conversion Rights

         The holders of series D preferred stock shall have the right to convert their shares into common stock as follows, on a cumulative and pro rata basis:

                  (i) prior to May 17, 1999, a holder may not convert series D preferred stock;

                  (ii) beginning May 17, 1999, holders may convert up to 30% of the shares of series D preferred stock issuable to each of the holders;

                  (iii) beginning on June 16, 1999, holders may convert an additional 30% of the shares of series D preferred stock issuable to each of the holders;

                  (iv) beginning on July 16, 1999, holders may convert an additional 30% of the shares of series D preferred stock issuable to each of the holders;

                  (v) beginning on August 15, 1999, holders may convert the final 10% of the shares of series D preferred stock issuable to each of the holders.

         The number of shares of common stock into which each share of series D preferred stock may be converted shall be determined by dividing the liquidation preference, or $1,000, by an amount equal to the lesser of :

                  (i)      $4.875 and

                  (ii) 100% of the "market price", which means 100% of the average of the 3 lowest closing bid prices of the common stock as reported by Bloomberg L.P. during the 20 day trading period immediately preceding the date on which the holder gives to us notice of conversion of series D preferred stock.

         No fractional shares of common stock shall be issued upon conversion of the series D preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the fair market value of the common stock on the date on which the holder gives to us notice of conversion of series D preferred stock, as determined by our board of directors. We are obligated to issue certificates evidencing the shares of common stock issuable upon conversion unless either the certificates evidencing such shares of series D preferred stock are delivered to us or our transfer agent as provided above, or the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify us from any loss incurred by it in connection with such certificates.

         We are not obligated to issue upon conversion of the series D preferred stock shares of common stock equal to more than 19.99% of the common stock outstanding on March 10, 1999 unless such issuance is approved by our stockholders. In the event that such approval is not obtained from our stockholders, we shall be in default and the holders shall have all their rights and remedies.

         Subject to the 19.99% restriction on conversion of the preferred stock described above, on March 10, 2001, each share of series D preferred stock which remains outstanding shall be automatically converted on such date into shares of common stock.

         Redemption

         We may, at the option of our board of directors, redeem up to 100% of the outstanding shares of the series D preferred stock upon five business days notice of redemption to the holders at a price payable in cash equal to:

                  (a) $1,080 plus any accrued but unpaid dividends if the redemption occurs on or before May 9, 1999;

                  (b) $1,120 plus any accrued but unpaid dividends if the redemption occurs between May 10, 1999 and July 8, 1999; and

                  (c) $1,150 plus any accrued but unpaid dividends if the redemption occurs after July 9, 1999.

         Upon receipt of a redemption notice, a holder of series D preferred stock shall have the right to convert, upon notice to us, up to a maximum of 20% of the total amount of series D preferred stock issuable to such holder, provided, such conversion is within 3 business days from the time the notice of redemption is received by the holder. If we fail to pay the applicable redemption price by the sixth trading day following the date of redemption, the redemption will be declared null and void and we shall lose our right to serve a notice of redemption in the future.

         From and after the date of redemption (unless default shall be made by us in duly paying the applicable redemption price in which case all the rights of the holders of such shares shall continue), the holders of the shares of the series D preferred stock called for redemption shall cease to have any rights as our stockholders, except the right to receive, without interest, the applicable redemption price thereof upon surrender of certificates representing the shares of series D preferred stock, and such shares shall not thereafter be transferred (except with our consent) on our books and shall not be deemed outstanding for any purpose whatsoever.

         There shall be no redemption of any shares of the series D preferred stock where such action would be in violation of applicable law.

         No Voting Rights

         Except as otherwise required by law, the holders of the series D preferred stock shall not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

Series D Warrants

         Each of the investors who purchased series D preferred stock will have received the number of warrants that directly corresponds with the dollar amount such investor invested in the series D preferred stock. The series D preferred stock has an exercise price equal to $6.09 and an exercise period of three years from the date of issuance. The exercise price of the warrants will be adjusted and the number of shares of common stock to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, redemption of the series D preferred stock, declaration or payment of a dividend in shares of common stock or distribution in shares of common stock to holders of our outstanding common stock, subdivision, combination or reclassification of the common stock. In the event we redeem series D preferred stock, the exercise price of a pro rata amount of the warrants shall be reduced to $5.61. Such an adjustment of the exercise price downward will result in the issuance of additional shares of common stock upon exercise of the warrants.

         We may call, upon written notice, (x) up to 50% of the Series D Warrants at a price equal to $6.09 if the common stock trades at a price equal to or greater than $9.75 for 20 consecutive trading day prior to the date we call the warrants and (y) up to 50% of the outstanding warrants at a price equal to $6.09 per share of Common Stock into which the warrants is convertible if the common stock trades at a price equal to or greater than $12.19 for 20 consecutive trading days prior to the date we call the warrants. The rights and privileges granted pursuant to the warrants shall terminate 30 days after the call notice is sent to the holder of such warrants if the warrants are not exercised during the 30 day period. In the event the warrants are not exercised during this period we will remit to the holder $.01 per share of common stock into which the warrants are convertible upon the holder tendering to us the expired warrant certificate.

Series E Preferred Stock

         On May 7, 1999, our board of directors authorized the issuance of a series of preferred stock consisting of 2,100 shares of series E preferred stock. Each share of series D preferred stock has a stated value, or "liquidation preference", of up to $1,000, which means that, in the event of a liquidation, dissolution or winding up of our company, for example, if we go bankrupt and all of our assets are sold, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series D preferred stock. The following is a brief description of key terms of the series D preferred stock.

         Dividends

         The holders of series E preferred stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by our board of directors, dividends at the rate of 5% of the liquidation preference per share per annum, and no more, payable, at the discretion of our board of directors, only at conversion of the series E preferred stock into common stock in common stock or cash. Dividends accrue on each share of series E preferred stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of common stock or any other equity securities of ours that are junior to the preferred stock as to the payment of dividends.

         Preferences on Liquidation

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of the series E preferred stock then outstanding shall be entitled to be paid, out of the assets of our company available for distribution to our stockholders, an amount equal to the liquidation preference for each share of series E preferred stock owned by such holder, plus all accrued and unpaid dividends thereon to the date of payment. If upon liquidation, dissolution, or winding up of our company, the assets of our company available for distribution to our stockholders shall be insufficient to pay the holders of the series E preferred stock the full liquidation preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the series E preferred stock together with the holders of any other series of preferred stock ranking on a parity with the series E preferred stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders thereof upon such distribution if all amounts payable on or with respect to said shares were paid in full. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of our company shall be deemed to be a liquidation, dissolution or winding up of our company but the merger or consolidation of our company into or with another corporation or into or with our company, shall not be deemed to be a liquidation, winding up or dissolution of our company. The holders of series E preferred stock shall have no priority or preference with respect to distributions made by our company in connection with the repurchase of shares of common stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between our company and such persons.

         Conversion Rights

         The holders of series E preferred stock shall have the right to convert their shares into common stock as follows, on a cumulative and pro rata basis,:

                  (i) prior to the earlier of (x) the effective date of the registration statement covering the shares of common stock issuable upon conversion of the series E preferred stock and (y) September 9, 1999 (the "First Conversion Date"), no shares of series E preferred stock may be converted;

                  (ii) during the thirty day period following the First Conversion Date, holders may convert up to 25% of the shares of the series E preferred stock then outstanding;

                  (iii) during each 30 day period thereafter, holders may convert an additional 25% of the shares of series E preferred stock issued on May 11, 1999,

provided, however, that if the trading volume of the common stock for the 2 weeks prior to the First Conversion Date equals or exceeds 150,000, during each 30 day period following the First Conversion Date up to 33% of the series E preferred stock may be converted.

         The number of shares of common stock into which each share of series E preferred stock may be converted shall be determined by dividing the liquidation preference, or $1,000, by an amount equal to the lesser of :

                  (i)      $3.719 and

                  (ii) 94% of the average of the 3 lowest closing bid prices of the common stock, not necessarily consecutive, during the 20 day trading period immediately preceding the date on which the holder gives us a notice of conversion of series E preferred stock.

         No fractional shares of common stock shall be issued upon conversion of the series E preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the fair market value of the common stock on the date on which the holder gives us a notice of conversion of series E preferred stock, as determined by our board of directors. We are not obligated to issue certificates evidencing the shares of common stock issuable upon conversion unless either the certificates evidencing such shares of series E preferred stock are delivered to us or our transfer agent as provided above, or the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify us from any loss incurred by it in connection with such certificates.

         We are not obligated to issue upon conversion of the series E preferred stock shares of common stock equal to more than 19.99% of the common stock outstanding on the date of issuance of the series E preferred stock, May 11, 1999, unless such issuance is approved by our stockholders. In the event that we fail to call a stockholders meeting or approval is not obtained from our stockholders, each holder of series E preferred stock shall have the right, at such holder's option, to require us to redeem all or a portion of such holder's shares of series E preferred stock which we are unable to convert at a price per share equal to 115% of the liquidation preference, or $1,150, plus any accrued but unpaid dividends.

         Subject to the 19.99% conversion restriction described above, on May 11, 2001, each share of series E preferred stock which remains outstanding shall be automatically converted on such date into shares of common stock.

         We will reserve and keep available a sufficient number of authorized shares of common stock to enable the conversion of all outstanding shares of the preferred stock.

         Redemption

         We may, at the option of our board of directors, redeem up to 100% of the outstanding shares of the series E preferred stock upon five business days notice of redemption to the holders at a price payable in cash equal to:

                  (a) $1,080 plus any accrued but unpaid dividends if the redemption occurs on or before July 10, 1999;

                  (b)      $1,120 plus any accrued but unpaid  dividends  if the
                           redemptions   occurs   between   July  11,  1999  and
                           September 8, 1999; and

                  (c) $1,150 plus any accrued but unpaid dividends if the redemption occurs after September 9, 1999.

provided, that the closing bid price of the common stock is greater than $5.00 per share. Upon receipt of a redemption notice, a holder of series E preferred stock shall have the right to convert, upon notice to us, up to a maximum of 20% of the total amount of series E preferred stock to be redeemed, provided, such conversion is within 24 hours from the time the notice of redemption is received by the holder. If we fail to pay the applicable redemption price by the sixth trading day following the date of redemption, the redemption will be declared null and void and the company shall lose our right to serve a notice of redemption in the future.

         From and after the date of redemption (unless we have defaulted in duly paying the applicable redemption price in which case all the rights of the holders of such shares shall continue), the holders of the shares of the series E preferred stock called for redemption shall cease to have any rights as our stockholders, except the right to receive, without interest, the applicable redemption price thereof upon surrender of certificates representing the shares of series E preferred stock, and such shares shall not thereafter be transferred (except with our consent) on our books and shall not be deemed outstanding for any purpose whatsoever.

         There shall be no redemption of any shares of the series E preferred stock where such action would be in violation of applicable law.

         No Voting Rights

         Except as otherwise required by law, the holders of the series E preferred stock shall not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

Series E Warrants

         We have also issued to certain investors warrants which have an exercise price equal to $4.65 and an exercise period of three years from the date of issuance. The exercise price of the warrants will be adjusted and the number of shares of common stock to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, redemption of the series E preferred stock, declaration or payment of a dividend in shares of common stock or the distribution in shares of common stock to holders of its outstanding common stock, subdivision, combination or reclassification of the common stock. In the event we redeem series E preferred stock, the exercise price of a pro rata amount of the warrant shall be reduced to $4.28. Such an adjustment of the exercise price downward will result in the issuance of additional shares of common stock upon exercise of the warrants.

         We may call, upon written notice, up to 50% of the outstanding warrants at a price equal to $4.65 if the common stock trades at a price equal to or greater than $9.30 for 20 consecutive trading day prior to the date we call the warrants and up to 50% of the outstanding warrants at a price equal to $4.65 per share of common stock into which the warrants are convertible if the common stock trades at a price equal to or greater than $11.63 for 20 consecutive trading day prior to the date we call the warrants. The rights and privileges granted pursuant to the warrants shall terminate 30 days after the call notice is sent to the holder of such warrants if the warrants are not exercised during the 30 day period. In the event the warrants are not exercised during this period we will remit to the holders $.01 per share of common stock into which the warrants are convertible upon the holder tendering to us the expired warrant certificate.



Warrants

         Of the total 1,341,074 shares of common stock registered for sale by the selling stockholders, 50,000 shares are issuable upon exercise of currently exercisable warrants. Due to the terms of the registration rights agreement between Xybernaut and the selling stockholder, this prospectus covers the sale of 75,000 shares of common stock issuable upon exercise of the warrant. The 75,000 shares represent 150% of the original number of shares issuable under the warrant. The warrants were issued to one of the selling stockholders in connection with a private placement. The exercise price and term of the warrant are as follows:


    Warrants            Exercise Price                 Expiration Date
     50,000                   $ 4.648                    May 11, 2002

         The exercise price and the number of shares for which each warrant is exercisable is subject to adjustment under anti-dilution provisions pertaining to the declaration of stock dividends and the merger, consolidation or liquidation of the Company.

Anti-takeover Considerations.

         Our Certificate of Incorporation authorizes the issuance of up to 6,000,000 shares of $.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

         We have a classified or staggered Board of Directors which limits an outsider's ability to effect a rapid change of control of the Board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our Certificate of Incorporation and By-laws, where applicable, to:

         . implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         . permit only the President, the Vice Chairmen of the Board, the Secretary or the Board of Directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of the Board of Directors;

         . provide that a member of the Board of Directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

         . fix the size of the Board of Directors at a maximum of twelve directors, with the authorized number of directors set at ten, and the Board of Directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by the Board of Directors;

         . provide that any vacancy on the Board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         .         eliminate stockholder action by written consent;

         . require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         . require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the Certificate of Incorporation and Bylaws adopted at the meeting.

         Those measures, combined with the ability of the Board of Directors to issue "blank check" preferred stock and the staggered Board of Directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the shareholders. In addition, the issuance of preferred stock, without shareholder approval, on such terms as the Board of Directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

Transfer Agent and Registrar

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock and the redeemable warrants.


                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         .         in the over-the-counter market; or
         .         in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         . purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         . block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         . negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

         . may not engage in any stabilization activity in connection with our securities;

         . must furnish each broker which offers common stock covered by this prospectus with

         . the number of copies of this prospectus which are required by each broker; and

         . may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         In the purchase agreements and warrants we executed in connection with the transactions with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary and one of our Directors.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



        We have not authorized any dealer,
salesperson or any other person to give any                                           1,341,074
information or to represent anything not                                       SHARES OF COMMON STOCK
contained in this prospectus.  You must not
rely on any unauthorized information.  This
prospectus does not offer to sell or buy any
shares in any jurisdiction where it is
unlawful.  The information in this
prospectus is current as of
_________________, 1999.                                                        XYBERNAUT CORPORATION




                    TABLE OF CONTENTS

                                                    Page

Risk Factors...........................................2
Where You Can Find More
        Information About Us...........................6
Use of Proceeds........................................7
Dilution...............................................8
Effects of Possible Non-Cash
        Future Charge..................................9
Selling Stockholders .................................10
Description of Securities.............................12                             PROSPECTUS
Plan of Distribution .................................14
Indemnification for Securities
        Act Liabilities...............................16
Legal Matters.........................................17
Experts ..............................................17

                                                                           _________________________, 1999







========================================================       =======================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by Xybernaut in connection with the issuance and distribution of the securities being registered on this Registration Statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

 Filing fee for registration statement......................       $1,269.00
 Legal fees and expenses....................................      $10,000.00
 Accounting expenses........................................       $5,000.00
                                                                   ---------
      Total.................................................      $16,269.00
                                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Xybernaut's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to Xybernaut or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to Xybernaut or its stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Xybernaut's Certificate of Incorporation also authorizes Xybernaut to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. Xybernaut has entered into an

Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in Xybernaut's Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require Xybernaut, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         Xybernaut maintains a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.



ITEM 16.  EXHIBITS.

NUMBER                     DESCRIPTION OF EXHIBIT

3.1(1)   Certificate of Designation of the Series D Preferred Stock.
3.2(1) Certificate of Designation of the Series D Preferred Stock, as amended May 12, 1999.
3.3(1)   Certificate of Designation of the Series E Preferred Stock.
3.4(1) Certificate of Designation of the Series E Preferred Stock, as amended May 12, 1999.
4.1(1) Form of Securities Purchase Agreement used in the May 11, 1999 private placement for relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.2(1) Form of Warrant used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock. 5(1) Opinion of Parker Chapin Flattau & Klimpl, LLP.
10.1(1) Form of Registration Rights Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.2(1) Form of Escrow Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.3 Form of finder's agreement dated March 8, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series D Preferred Stock.
10.4 Form of finder's agreement dated May 11, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series E Preferred Stock.
23.1(2)  Consent of PricewaterhouseCoopers LLP
23.2(1) Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).
24.1(1)  Power of Attorney (included on page II-4).
--------------

(1) Included as exhibits with the original filing of this registration statement.
(2)      To be filed by amendment.



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES




         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on September 8, 1999.

                                            XYBERNAUT CORPORATION


                              By:         /s/ Edward G. Newman
                                              Edward G. Newman
                                              Chairman of the Board, President
                                              and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on September 8, 1999.



                SIGNATURE                                     TITLE
                                             Chairman of the Board,
                                             President and Chief Executive
/s/ Edward G. Newman                         Officer
Edward G. Newman


*                                            Executive Vice President -
Kaz Toyosato                                 Asian Operations and Director

*                                            Chief Operating Officer and
John F. Moynahan                             Chief Financial Officer


*
Martin Eric Weisberg                         Secretary and Director


*                                            Director
Lt. Gen. Harry E. Soyster

                SIGNATURE                                     TITLE

*                                            Director
James J. Ralabate


*                                            Director
Keith P. Hicks


*                                            Vice Chairman and
Steven A. Newman                             Director


*                                            Director
Phillip E. Pearce


*                                            Director
Eugene J. Amobi

*                                            Director
Edwin Vogt


By: Edward G. Newman
      Attorney-in-fact

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                              EXHIBITS TO FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 -------------

                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                               SEPTEMBER 10, 1999

NUMBER            DESCRIPTION OF EXHIBIT

3.1(1)   Certificate of Designation of the Series D Preferred Stock.
3.2(1) Certificate of Designation of the Series D Preferred Stock, as amended May 12, 1999.
3.3(1)   Certificate of Designation of the Series E Preferred Stock.
3.4(1) Certificate of Designation of the Series E Preferred Stock, as amended May 12, 1999.
4.1(1) Form of Securities Purchase Agreement used in the May 11, 1999 private placement for relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.2(1) Form of Warrant used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
5(1)     Opinion of Parker Chapin Flattau & Klimpl, LLP.
10.1(1) Form of Registration Rights Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.2(1) Form of Escrow Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.3 Form of finder's agreement dated March 8, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series D Preferred Stock.
10.4 Form of finder's agreement dated May 11, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series E Preferred Stock.
23.1(2)  Consent of PricewaterhouseCoopers LLP
23.2(1) Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).
24.1(1)  Power of Attorney (included on page II-4).
--------------

(1) Included as exhibits with the original filing of this registration statement.
(2)      To be filed by amendment.

                                                                 Exhibit 10.3

                           FORM OF FINDER'S AGREEMENT
                              Xybernaut Corporation
                       12701 Fair Lakes Circle, Suite 550
                                Fairfax, VA 22033



                                                              March 8, 1999



Settondown Capital International, Ltd.
P.O. Box N. 9204
Charlotte & House
Charlotte Street
Nassau, The Bahamas

Gentlemen:

         Reference is made to that certain securities purchase agreement dated as of March 8, 1999 (the "Securities Purchase Agreement") by and among Xybernaut Corporation, a Delaware corporation (the "Company"), and various investors party thereto (the "Investors"). Capitalized terms used and not defined herein shall have the same meanings as assigned to them in the Securities Purchase Agreement.

         This letter agreement is intended to set forth the understanding and agreement pursuant to which the Company has retained the services of Settondown Capital International, Ltd. ("Settondown") to act as the Company's financial advisor in connection with a private placement of the Company's securities which is intended to raise up to $10,000,000 for the Company (the "Transaction").

         As full compensation for arranging and assisting with the Transaction, it is agreed that the Company shall compensate Settondown as follows:

         1. The Company shall pay Settondown a fee equal to five percent (5%) of the aggregate amount of the Preferred Stock purchased by the Investors. The fee shall be paid on each Closing Date in the form of Preferred Stock issued by the Company to Settondown.

         2. This letter agreement sets forth the entire understanding and agreement between Settondown and the Company with respect to the subject matter hereof and this Agreement supersedes all prior and/or contemporaneous understandings and agreements with respect to such subject matter (whether written or oral), all of which are merged herein.

         3. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions. This letter agreement may not be amended, modified or waived, except by an instrument in writing duly executed by the Company and Settondown.

         Please evidence your concurrence to the terms and provisions of this letter agreement, by executing and returning the enclosed copy of this letter agreement.

                                       Very truly yours,

                                       XYBERNAUT CORPORATION


                                       By:________________________________
                                           Name:  Steven Newman
                                           Title:   Vice Chairman

Agreed and Accepted:

SETTONDOWN CAPITAL INTERNATIONAL,
   LTD.


By:______________________________
         Name:
         Title:

                                                                  Exhibit 10.4

                              Xybernaut Corporation
                       12701 Fair Lakes Circle, Suite 550
                                Fairfax, VA 22033


                                                              May 11, 1999



Settondown Capital International, Ltd.
P.O. Box N. 9204
Charlotte & House
Charlotte Street
Nassau, The Bahamas

Gentlemen:

         Reference is made to that certain securities purchase agreement dated as of May 11, 1999 (the "Securities Purchase Agreement") by and between Xybernaut Corporation, a Delaware corporation (the "Company"), and Forest Avenue LLC, a Cayman Islands limited liability company (the "Investor"). Capitalized terms used and not defined herein shall have the same meanings as assigned to them in the Securities Purchase Agreement.

         This letter agreement is intended to set forth the understanding and agreement pursuant to which the Company has retained the services of Settondown Capital International, Ltd. ("Settondown") to act as the Company's financial advisor in connection with a private placement of the Company's securities which is intended to raise up $2,000,000 (the "Transaction").

         As full compensation for arranging and assisting with the Transaction, it is agreed that the Company shall compensate Settondown as follows:

         4. The Company shall pay Settondown a fee equal to five percent (5%) of the aggregate amount of the Preferred Stock purchased by the Investor. The fee shall be paid on the Closing Date in the form of Preferred Stock issued by the Company to Settondown.

         5. This letter agreement sets forth the entire understanding and agreement between Settondown and the Company with respect to the subject matter hereof and this Agreement supersedes all prior and/or contemporaneous understandings and agreements with respect to such subject matter (whether written or oral), all of which are merged herein.

         6. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions. This letter agreement may not be amended, modified or waived, except by an instrument in writing duly executed by the Company and Settondown.

         Please evidence your concurrence to the terms and provisions of this letter agreement, by executing and returning the enclosed copy of this letter agreement.

                                                     Very truly yours,

                                                     XYBERNAUT CORPORATION


                                                     By:________________________
                                                         Name:  Steven Newman
                                                         Title:   Vice Chairman

Agreed and Accepted:

SETTONDOWN CAPITAL INTERNATIONAL,
   LTD.


By:______________________________
         Name:
         Title: